EXHIBIT h(28)

Execution Version

AMENDMENT NO. 9

TO

AMENDED AND RESTATED TRANSFER AGENCY AND SERVICES AGREEMENT

This Amendment No. 9 To Amended And Restated Transfer Agency And Services Agreement (“Amendment No. 9”), dated as of May 7, 2020 (“Amendment Effective Date”), is being entered into by and among BNY Mellon Investment Servicing (US) Inc. (“BNYM”) and Domini Investment Trust (“Investment Company”), on its own behalf and on behalf of each Portfolio of the Investment Company listed on Schedule C to such agreement, each in its individual and separate capacity. Capitalized words used in this Amendment No. 9 but not defined in this Amendment No. 9 shall have the meaning ascribed to them in the Amended Current Agreement (as defined below).

Background

BNYM (under its former name, PFPC Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into the Amended And Restated Transfer Agency And Services Agreement, dated as of June 2, 2008 (“Original Agreement”), BNYM (under its former name, PNC Global Investment Servicing (U.S.) Inc.) and the Investment Company (under its former name, Domini Social Investment Trust) previously entered into amendments to the Original Agreement, dated as of May 1, 2009 and July 1, 2010, and BNYM and the Investment Company entered into Amendment No. 3 To Amended And Restated Transfer Agency And Services Agreement, dated as of July 1, 2017, Amendment No. 4 To Amended And Restated Transfer Agency And Services Agreement, dated as of March 1, 2018 (collectively, the Original Agreement and all amendments thereto through March 1, 2018 are referred to herein as the “Current Agreement”), and Amendment No. 5 To Amended And Restated Transfer Agency And Services Agreement, dated as of September 21, 2018 (“Amendment No. 5”), Amendment No. 6 To Amended And Restated Transfer Agency And Services Agreement, dated as of October 30, 2018 (“Amendment No. 6”) and Amendment No. 7 To Amended And Restated Transfer Agency And Services Agreement, dated as of December 31, 2018 (“Amendment No. 7”).

Pursuant to Section 13.2 of the Current Agreement BNYM provided the Investment Company and Portfolios with a notice of non-renewal dated March 23, 2018, which the parties mutually agree, in the absence of any further action by the parties, would have caused the Current Agreement to terminate at 11:59 PM (Eastern Time) on September 30, 2018. Amendment No. 5 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on October 31, 2018, Amendment No. 6 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on December 31, 2018 and Amendment No. 7 extended the termination time of the Current Agreement to 11:59 PM (Eastern Time) on June 30, 2019 but provided that the termination time would be automatically and successively extended unless a party provided a notice of non-renewal in accordance with the terms of Amendment No. 7.

BNYM and the Investment Company entered into Amendment No. 8 To Amended And Restated Transfer Agency And Services Agreement, dated as of January 31, 2020, which added one Portfolio to Schedule C of the Current Agreement but otherwise did not modify the Current Agreement in any manner (“Amendment No. 8”). The Current Agreement as extended by Amendment No. 5, Amendment No. 6 and Amendment No. 7 and amended by Amendment No. 8 is defined to be the “Amended Current Agreement”.

While Amendment No. 7 provides for an automatic extension of the termination time of the Amended Current Agreement from 11:59 PM (Eastern Time) of the last day of one month to 11:59 PM (Eastern Time) of the last day of the next month, and therefore for a termination of the Amended Current Agreement as of 11:59 PM (Eastern Time) on the last day of a particular month, it does not provide a mechanism for setting the termination time of the Amended Current Agreement for any other point in time and the parties intend by this Amendment No. 9 to set a final termination time for the Amended Current Agreement.

Terms

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, agree as set forth above and as follows:

1.        Termination of Amended Current Agreement.    The Amended Current Agreement shall terminate at 11:59 PM (Eastern Time) on June 21, 2020.

2.        Modification of Amendment No. 7. The proviso in Section 1 of Amendment 7 (for clarification, the clause the begins “provided, however, this termination time”) is terminated, voided and shall hereinafter cease to have any further force or effect.

3.        Remainder of Amended Current Agreement. Except as explicitly amended by this Amendment No. 9, the terms and provisions of the Amended Current Agreement are hereby ratified and remain in full force and effect.

4.        Governing Law. The governing law provision of the Amended Current Agreement shall be the governing law provision of this Amendment No. 9.

5.        Entire Agreement. This Amendment No. 9 constitutes the final, complete, exclusive and fully integrated record of the agreement of the parties with respect to the subject matter herein and the amendment of the Amended Current Agreement with respect to such subject matter, and supersedes all prior and contemporaneous proposals, agreements, contracts, representations and understandings, whether written, oral or electronic, between the parties with respect to the same subject matter.

6.        Counterparts; Signatures. This Amendment No. 9 may be executed in one or more counterparts and such execution may occur by manual signature on a copy of Amendment No. 9 physically delivered, on a copy of Amendment No. 9 transmitted by facsimile transmission or on a copy of Amendment No. 9 transmitted as an imaged document attached to an email, or by “Electronic Signature”, which is hereby defined to mean inserting an image, representation or symbol of a signature into an electronic copy of Amendment No. 9 by electronic, digital or other technological methods. Each counterpart executed in accordance with the foregoing shall be deemed an original, with all such counterparts together constituting one and the same instrument. The exchange of executed counterparts of this Amendment No. 9 or of executed signature pages to counterparts of this Amendment No. 9, in either case by facsimile transmission or as an imaged document attached to an email transmission, shall constitute effective execution and delivery of this Amendment No. 9 and may be used for all purposes in lieu of a manually executed and physically delivered copy of this Amendment No. 9.

[Remainder Of Page Intentionally Blank – Signatures Appear On Following Page]

IN WITNESS WHEREOF, each party hereto has caused this Amendment No. 9 to be executed as of the Amendment Effective Date by its duly authorized representative designated below. An authorized representative, if executing this Amendment No. 9 by Electronic Signature, affirms authorization to execute this Amendment No. 9 by Electronic Signature and that the Electronic Signature represents an intent to enter into this Amendment No. 9 and an agreement with its terms.

Domini Investment Trust,

on its own behalf and on behalf of each Portfolio listed on Schedule C to the Amended Current Agreement, each in its separate and individual capacity

By:       /s/ Carole M. Laible

Name: Carole M. Laible

Title:   President

BNY Mellon Investment Servicing (US) Inc. By: /s/ Robert Jordan Name: Robert Jordan Title: Director